Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Qilian International Holding Group Limited on Form S-8 of our report dated February 11, 2022, except for Note 17 as to which the dated is June 30, 2022 as referenced within the financial statements filed on October 13, 2022 in Amendment No. 3 to Form 20-F, with respect to our audit of the consolidated financial statements of Qilian International Holding Group Limited as of September 30, 2021 and for the year ended September 30, 2021 appearing in the Annual Report on Form 20-F of Qilian International Holding Group Limited for the year ended September 30, 2023.

/s/ Friedman LLP

Friedman LLP

New York, New York

April 9, 2024